Exhibit 99.1

Baker Hughes Company Announces First-Quarter 2025 Results
First-quarter highlights
•Orders of $6.5 billion, including $3.2 billion of IET orders.
•RPO of $33.2 billion, including record IET RPO of $30.4 billion.
•Revenue of $6.4 billion, consistent year-over-year.
•Attributable net income of $402 million.
•GAAP diluted EPS of $0.40 and adjusted diluted EPS* of $0.51.
•Adjusted EBITDA* of $1,037 million, up 10% year-over-year.
•Cash flows from operating activities of $709 million and free cash flow* of $454 million.
•Returns to shareholders of $417 million, including $188 million of share repurchases.
HOUSTON & LONDON (April 22, 2025) – Baker Hughes Company (Nasdaq: BKR) ("Baker Hughes" or the "Company") announced results today for the first quarter of 2025.
"Baker Hughes started the year strong, building on the positive momentum from 2024 and setting multiple first-quarter records. Our continued transformation initiatives and strong execution continue to drive structural margin improvement across both segments. The operational transformation and streamlining efforts have created a solid foundation to optimize margins and enhance returns, even in a challenging environment," said Lorenzo Simonelli, Baker Hughes chairman and chief executive officer.
"In our IET segment, we booked $3.2 billion of orders, including our first data center awards, totaling more than 350 MW of power solutions for this rapidly evolving market. In addition to expanding opportunities for data centers, we have a strong pipeline of LNG, FPSO and gas infrastructure projects that support our order outlook for this year."
"In OFSE, EBITDA remained resilient as our margins saw noticeable improvement compared to last year even while segment revenue fell. This is a testament to the team's hard work in changing the way the business operates."
"Although our outlook is tempered by broader macro and trade policy uncertainty, we remain confident in our strategy and the resilience of our portfolio. We believe Baker Hughes is well positioned to navigate near-term challenges and deliver sustainable growth in shareholder value."
"I want to thank our employees, whose hard work, dedication and focus have been instrumental to the continued success of Baker Hughes. As we continue to execute our strategy amidst an uncertain macro backdrop, we remain committed to our customers, shareholders and employees," concluded Simonelli.

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2025 Results
* Non-GAAP measure. See reconciliations in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures."

	Three Months Ended			Variance
(in millions except per share amounts)	March 31, 2025	December 31, 2024	March 31, 2024	Sequential	Year-over-year
Orders	$6,459	$7,496	$6,542	(14%)	(1%)
Revenue	6,427	7,364	6,418	(13%)	—%
Net income attributable to Baker Hughes	402	1,179	455	(66%)	(12%)
Adjusted net income attributable to Baker Hughes*	509	694	429	(27%)	19%
Adjusted EBITDA*	1,037	1,310	943	(21%)	10%
Diluted earnings per share (EPS)	0.40	1.18	0.45	(66%)	(11%)
Adjusted diluted EPS*	0.51	0.70	0.43	(27%)	19%
Cash flow from operating activities	709	1,189	784	(40%)	(10%)
Free cash flow*	454	894	502	(49%)	(10%)
* Non-GAAP measure. See reconciliations in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures."
Certain columns and rows in our tables and financial statements may not sum up due to the use of rounded numbers.
Quarter Highlights
Baker Hughes expanded its leadership position in liquefied natural gas ("LNG") in the first quarter, including a liquefaction train award from Bechtel for a project in North America, where the Company will provide four main refrigerant compressors driven by LM6000+ gas turbines and four expander-compressors. This award builds on the previously announced December 2024 award and further demonstrates the strength of the Company's collaboration with Bechtel to support North America LNG development.
During the quarter, Industrial & Energy Technology ("IET") signed key strategic framework agreements with LNG operators. The Company agreed to provide gas turbines and refrigerant compressor technology, along with maintenance services, for Trains 4 to 8 of NextDecade's Rio Grande LNG Facility. Baker Hughes also reached an agreement with Argent LNG to provide liquefaction and power solutions and related aftermarket services for its proposed 24 MTPA LNG export facility in Louisiana. The project will employ Baker Hughes' NMBL™ modularized LNG solution, driven by the LM9000 gas turbine, while also utilizing the Company's iCenter™ and Cordant™ digital solution, to enhance the plant's operational efficiency.
Baker Hughes also demonstrated its continuous commitment to critical gas infrastructure projects with a strategic win in the North America pipeline compression market. The award includes the provision of two gas compression stations for a total of 10 Frame 5/2E gas turbines and 10 centrifugal compressors, anti-surge valves and critical spare parts.
In the first quarter, Baker Hughes made significant progress in reliable and sustainable power solutions deployment for data centers. In addition to being awarded over 350 MW of NovaLT™ turbines to power data centers with various other customers, the Company partnered with Frontier Infrastructure to accelerate the development of large-scale carbon capture and storage ("CCS") and power solutions for data centers and industrial customers in the U.S. This partnership will leverage technologies and services across the Baker Hughes enterprise by providing CO₂ compression, NovaLT™ gas turbines, digital monitoring solutions, well construction and completion services.
In continued demonstration of Gas Technology's lifecycle offerings in IET, the Company received several aftermarket service awards during the quarter. In Algeria, the Gas Technology Services ("GTS") team is partnering with SONATRACH to deliver an upgrade solution for the modernization of a key compressor station. In the Middle East, Gas Technology received multiple equipment and services awards to support one of the world's largest gas

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2025 Results
processing plants. The scope includes rejuvenation of two existing gas turbines to drive new compressors and the supply of a third compression train to support production expansion.
IET's Industrial Solutions gained momentum with its Cordant™ Asset Performance Management ("APM") solution, securing several contracts with customers across multiple regions. ADNOC Offshore will deploy the full APM suite to enhance production availability and efficiency. In the Americas, a large international oil company will conduct a proof of concept across multiple equipment trains, to support a shift from proactive to predictive maintenance. In Australia, the Company signed agreements to develop asset maintenance strategies for new mine sites supporting truck fleet maintenance.
Oilfield Services & Equipment ("OFSE") received a significant award from ExxonMobil Guyana to provide specialty chemicals and related services for its Uaru and Whiptail offshore greenfield developments in the country's prolific Stabroek Block, highlighting the differentiated capabilities of our Production Solutions offering. For this multi-year contract, the scope will cover topsides, subsea, water injection and utility chemicals to help ExxonMobil Guyana achieve optimal production.
OFSE continues to leverage the Company's innovative solutions to help Petrobras unlock Brazil's vast energy supply. In the quarter and following an open tender, Baker Hughes received a significant, multi-year fully integrated completions systems contract from Petrobras across multiple deepwater fields. A range of Baker Hughes' technologies, including the new SureCONTROLTM Premium interval control valve, has been specifically tailored to meet the needs of the country's offshore developments.
OFSE secured a multi-year contract with Dubai Petroleum Establishment, for and on behalf of Dubai Supply Authority, to provide integrated coiled-tubing drilling services for the Company's Margham Gas storage project. This follows a third-quarter 2024 IET award for integrated compressor line units for the same project, demonstrating growing commercial synergies across Baker Hughes' diverse portfolio.
The Company drove growth in Mature Assets Solutions, signing a multi-year framework agreement with Equinor to help establish a new Center of Excellence for Plug & Abandonment work in the North Sea. Based within OFSE's operations in Bergen and Stavanger, Norway, this hub will ensure economical, reliable solutions are implemented to responsibly abandon each well, allowing Equinor to maximize value of their assets and allocate more resources to exploration and discovery.
On the digital front, OFSE received an award from the State Oil Company of Azerbaijan Republic ("SOCAR") to expand deployment of Leucipa™ automated field production solution for all its wells, including those with non-Baker Hughes electric submersible pumps, in the Absheron and Gunseli fields. Leucipa also marked its first deployment in Sub-Saharan Africa through an agreement with the NNPC/FIRST E&P joint venture, which will utilize the platform across its offshore wells in the Niger Delta.
Consolidated Financial Results
Revenue for the quarter was $6,427 million, a decrease of 13% sequentially and up $9 million year-over-year. The increase in revenue year-over-year was driven by an increase in IET and partially offset by a decrease in OFSE.
The Company's total book-to-bill ratio in the first quarter of 2025 was 1.0; the IET book-to-bill ratio was 1.1.
Net income as determined in accordance with accounting principles generally accepted in the United States of America ("GAAP"), for the first quarter of 2025 was $402 million. Net income decreased $777 million sequentially and decreased $53 million year-over-year.
Adjusted net income (a non-GAAP financial measure) for the first quarter of 2025 was $509 million, which excludes adjustments totaling $108 million. A list of the adjusting items and associated reconciliation from GAAP has been provided in Table 1b in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures." Adjusted net income for the first quarter of 2025 was down 27% sequentially and up 19% year-over-year.

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2025 Results
Depreciation and amortization for the first quarter of 2025 was $285 million.
Adjusted EBITDA (a non-GAAP financial measure) for the first quarter of 2025 was $1,037 million, which excludes adjustments totaling $140 million. See Table 1a in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures." Adjusted EBITDA for the first quarter was down 21% sequentially and up 10% year-over-year.
The sequential decrease in adjusted net income and adjusted EBITDA was primarily driven by lower volume in both segments, partially offset by productivity and structural cost-out initiatives. The year-over-year increase in adjusted net income and adjusted EBITDA was driven by increased volume in IET including higher proportionate growth in Gas Technology Equipment ("GTE") and productivity, structural cost-out initiatives and higher pricing in both segments, partially offset by decreased volume and business mix in OFSE and cost inflation in both segments.
Other Financial Items
Remaining Performance Obligations ("RPO") in the first quarter of 2025 ended at $33.2 billion, a decrease of $0.1 billion from the fourth quarter of 2024. OFSE RPO was $2.8 billion, down 7% sequentially, while IET RPO was $30.4 billion, up $300 million sequentially. Within IET RPO, GTE RPO was $11.9 billion and GTS RPO was $15.1 billion.
Income tax expense in the first quarter of 2025 was $152 million.
Other (income) expense, net in the first quarter of 2025 was $140 million, primarily related to changes in fair value for equity securities of $140 million.
GAAP diluted earnings per share was $0.40. Adjusted diluted earnings per share (a non-GAAP financial measure) was $0.51. Excluded from adjusted diluted earnings per share were all items listed in Table 1b in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures."
Cash flow from operating activities was $709 million for the first quarter of 2025. Free cash flow (a non-GAAP financial measure) for the quarter was $454 million. A reconciliation from GAAP has been provided in Table 1c in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures."
Capital expenditures, net of proceeds from disposal of assets, were $255 million for the first quarter of 2025, of which $158 million was for OFSE and $83 million was for IET.

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2025 Results
Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services & Equipment

(in millions)	Three Months Ended			Variance
Segment results	March 31, 2025	December 31, 2024	March 31, 2024	Sequential	Year-over-year
Orders	$3,281	$3,740	$3,624	(12%)	(9%)
Revenue	$3,499	$3,871	$3,783	(10%)	(8%)
EBITDA	$623	$755	$644	(18%)	(3%)
EBITDA margin	17.8%	19.5%	17.0%	-1.7pts	0.8pts

(in millions)	Three Months Ended			Variance
Revenue by Product Line	March 31, 2025	December 31, 2024	March 31, 2024	Sequential	Year-over-year
Well Construction	$892	$943	$1,061	(5%)	(16%)
Completions, Intervention, and Measurements	925	1,022	1,006	(9%)	(8%)
Production Solutions	899	974	945	(8%)	(5%)
Subsea & Surface Pressure Systems	782	932	771	(16%)	1%
Total Revenue	$3,499	$3,871	$3,783	(10%)	(8%)

(in millions)	Three Months Ended			Variance
Revenue by Geographic Region	March 31, 2025	December 31, 2024	March 31, 2024	Sequential	Year-over-year
North America	$922	$971	$990	(5%)	(7%)
Latin America	568	661	637	(14%)	(11%)
Europe/CIS/Sub-Saharan Africa	580	740	750	(22%)	(23%)
Middle East/Asia	1,429	1,499	1,405	(5%)	2%
Total Revenue	$3,499	$3,871	$3,783	(10%)	(8%)

North America	$922	$971	$990	(5%)	(7%)
International	$2,577	$2,900	$2,793	(11%)	(8%)
EBITDA excludes depreciation and amortization of $226 million, $229 million, and $222 million for the three months ended March 31, 2025, December 31, 2024, and March 31, 2024, respectively. EBITDA margin is defined as EBITDA divided by revenue.
OFSE orders of $3,281 million for the first quarter of 2025 decreased by 12% sequentially. Subsea and Surface Pressure Systems orders were $532 million, down 34% sequentially, and down 16% year-over-year.
OFSE revenue of $3,499 million for the first quarter of 2025 was down 10% sequentially, and down 8% year-over-year.
North America revenue was $922 million, down 5% sequentially. International revenue was $2,577 million, down 11% sequentially, with declines across all regions.

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2025 Results
Segment EBITDA for the first quarter of 2025 was $623 million, a decrease of $132 million, or 18% sequentially. The sequential decrease in EBITDA was primarily driven by lower volume, partially mitigated by productivity from structural cost-out initiatives.
Industrial & Energy Technology

(in millions)	Three Months Ended			Variance
Segment results	March 31, 2025	December 31, 2024	March 31, 2024	Sequential	Year-over-year
Orders	$3,178	$3,756	$2,918	(15%)	9%
Revenue	$2,928	$3,492	$2,634	(16%)	11%
EBITDA	$501	$639	$386	(22%)	30%
EBITDA margin	17.1%	18.3%	14.7%	-1.2pts	2.4pts

(in millions)	Three Months Ended			Variance
Orders by Product Line	March 31, 2025	December 31, 2024	March 31, 2024	Sequential	Year-over-year
Gas Technology Equipment	$1,335	$1,865	$1,230	(28%)	9%
Gas Technology Services	913	902	692	1%	32%
Total Gas Technology	2,248	2,767	1,922	(19%)	17%
Industrial Products	501	515	546	(3%)	(8%)
Industrial Solutions	281	320	257	(12%)	10%
Total Industrial Technology	782	835	803	(6%)	(3%)
Climate Technology Solutions	148	154	193	(4%)	(23%)
Total Orders	$3,178	$3,756	$2,918	(15%)	9%

(in millions)	Three Months Ended			Variance
Revenue by Product Line	March 31, 2025	December 31, 2024	March 31, 2024	Sequential	Year-over-year
Gas Technology Equipment	$1,456	$1,663	$1,210	(12%)	20%
Gas Technology Services	592	796	614	(26%)	(4%)
Total Gas Technology	2,047	2,459	1,824	(17%)	12%
Industrial Products	445	548	462	(19%)	(4%)
Industrial Solutions	258	282	265	(8%)	(2%)
Total Industrial Technology	703	830	727	(15%)	(3%)
Climate Technology Solutions	178	204	83	(13%)	114%
Total Revenue	$2,928	$3,492	$2,634	(16%)	11%
EBITDA excludes depreciation and amortization of $53 million, $56 million, and $56 million for the three months ended March 31, 2025, December 31, 2024, and March 31, 2024, respectively. EBITDA margin is defined as EBITDA divided by revenue.
IET orders of $3,178 million for the first quarter of 2025 increased by $260 million, or 9% year-over-year. The increase was driven primarily by Gas Technology, up $326 million or 17% year-over-year.
IET revenue of $2,928 million for the first quarter of 2025 increased $294 million, or 11% year-over-year. The increase was driven by Gas Technology Equipment, up $246 million or 20% year-over-year, and Climate Technology Solutions, up $95 million or 114% year-over-year.

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2025 Results
Segment EBITDA for the quarter was $501 million, an increase of $114 million, or 30% year-over-year. The year-over-year increase in segment EBITDA was driven by productivity, positive pricing and increased volume including higher proportionate growth in GTE, partially offset by cost inflation.

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2025 Results
Reconciliation of GAAP to non-GAAP Financial Measures
Management provides non-GAAP financial measures because it believes such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance (including adjusted EBITDA; adjusted net income attributable to Baker Hughes; and adjusted diluted earnings per share) and liquidity (free cash flow) and that these measures may be used by investors to make informed investment decisions. Management believes that the exclusion of certain identified items from several key operating performance measures enables us to evaluate our operations more effectively, to identify underlying trends in the business, and to establish operational goals for certain management compensation purposes. Management also believes that free cash flow is an important supplemental measure of our cash performance but should not be considered as a measure of residual cash flow available for discretionary purposes, or as an alternative to cash flow from operating activities presented in accordance with GAAP.
Table 1a. Reconciliation of Net Income Attributable to Baker Hughes to Adjusted EBITDA and Segment EBITDA

	Three Months Ended
(in millions)	March 31, 2025	December 31, 2024	March 31, 2024
Net income attributable to Baker Hughes (GAAP)	$402	$1,179	$455
Net income attributable to noncontrolling interests	7	11	8
Provision (benefit) for income taxes	152	(398)	178
Interest expense, net	51	54	41
Depreciation & amortization	285	291	283
Restructuring	—	258	—
Inventory impairment (1)	—	73	—
Change in fair value of equity securities (2)	140	(196)	(52)
Other charges and credits (2)	—	38	30
Adjusted EBITDA (non-GAAP)	1,037	1,310	943
Corporate costs	85	84	88
Other income / (expense) not allocated to segments	1	—	—
Total Segment EBITDA (non-GAAP)	$1,124	$1,394	$1,030
OFSE	623	755	644
IET	501	639	386
(1)Charges for inventory impairments are reported in "Cost of goods sold" in the condensed consolidated statements of income (loss).
(2)Change in fair value of equity securities and other charges and credits are reported in "Other (income) expense, net" on the condensed consolidated statements of income (loss).
Table 1a reconciles net income attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to adjusted EBITDA and Segment EBITDA. Adjusted EBITDA and Segment EBITDA exclude the impact of certain identified items.

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2025 Results
Table 1b. Reconciliation of Net Income Attributable to Baker Hughes to Adjusted Net Income Attributable to Baker Hughes

	Three Months Ended
(in millions, except per share amounts)	March 31, 2025	December 31, 2024	March 31, 2024
Net income attributable to Baker Hughes (GAAP)	$402	$1,179	$455
Restructuring	—	258	—
Inventory impairment	—	73	—
Change in fair value of equity securities	140	(196)	(52)
Other adjustments	—	30	32
Tax adjustments (1)	(32)	(650)	(6)
Total adjustments, net of income tax	108	(485)	(26)
Less: adjustments attributable to noncontrolling interests	—	—	—
Adjustments attributable to Baker Hughes	108	(485)	(26)
Adjusted net income attributable to Baker Hughes (non-GAAP)	$509	$694	$429

Denominator:
Weighted-average shares of Class A common stock outstanding diluted	999	999	1,004
Adjusted earnings per share - diluted (non-GAAP)	$0.51	$0.70	$0.43
(1)All periods reflect the tax associated with the other (income) loss adjustments.
Table 1b reconciles net income attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to adjusted net income attributable to Baker Hughes. Adjusted net income attributable to Baker Hughes excludes the impact of certain identified items.
Table 1c. Reconciliation of Net Cash Flows From Operating Activities to Free Cash Flow

	Three Months Ended
(in millions)	March 31, 2025	December 31, 2024	March 31, 2024
Net cash flows from operating activities (GAAP)	$709	$1,189	$784
Add: cash used for capital expenditures, net of proceeds from disposal of assets	(255)	(295)	(282)
Free cash flow (non-GAAP)	$454	$894	$502
Table 1c reconciles net cash flows from operating activities, which is the directly comparable financial result determined in accordance with GAAP, to free cash flow. Free cash flow is defined as net cash flows from operating activities less expenditures for capital assets plus proceeds from disposal of assets.

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2025 Results
Financial Tables (GAAP)
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended March 31,
(In millions, except per share amounts)	2025	2024
Revenue	$6,427	$6,418
Costs and expenses:
Cost of revenue	4,952	4,976
Selling, general and administrative	577	618
Research and development costs	146	164
Other (income) expense, net	140	(22)
Interest expense, net	51	41
Income before income taxes	561	641
Provision for income taxes	(152)	(178)
Net income	409	463
Less: Net income attributable to noncontrolling interests	7	8
Net income attributable to Baker Hughes Company	$402	$455

Per share amounts:
Basic income per Class A common stock	$0.41	$0.46
Diluted income per Class A common stock	$0.40	$0.45

Weighted average shares:
Class A basic	992	998
Class A diluted	999	1,004

Cash dividend per Class A common stock	$0.23	$0.21

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2025 Results
Condensed Consolidated Statements of Financial Position
(Unaudited)

(In millions)	March 31, 2025	December 31, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$3,277	$3,364
Current receivables, net	6,710	7,122
Inventories, net	5,161	4,954
All other current assets	1,693	1,771
Total current assets	16,841	17,211
Property, plant and equipment, less accumulated depreciation	5,168	5,127
Goodwill	6,126	6,078
Other intangible assets, net	3,927	3,951
Contract and other deferred assets	1,680	1,730
All other assets	4,368	4,266
Total assets	$38,110	$38,363
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$4,465	$4,542
Short-term debt	55	53
Progress collections and deferred income	5,589	5,672
All other current liabilities	2,485	2,724
Total current liabilities	12,594	12,991
Long-term debt	5,969	5,970
Liabilities for pensions and other postretirement benefits	985	988
All other liabilities	1,356	1,359
Equity	17,206	17,055
Total liabilities and equity	$38,110	$38,363

Outstanding Baker Hughes Company shares:
Class A common stock	990	990

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2025 Results
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In millions)	2025	2024
Cash flows from operating activities:
Net income	$409	$463
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	285	283
Stock-based compensation cost	50	51
Change in fair value of equity securities	140	(52)
Benefit for deferred income taxes	(53)	(24)
Working capital	218	209
Other operating items, net	(340)	(146)
Net cash flows provided by operating activities	709	784
Cash flows from investing activities:
Expenditures for capital assets	(300)	(333)
Proceeds from disposal of assets	45	51
Other investing items, net	(55)	13
Net cash flows used in investing activities	(310)	(269)
Cash flows from financing activities:
Dividends paid	(229)	(210)
Repurchase of Class A common stock	(188)	(158)
Other financing items, net	(85)	(59)
Net cash flows used in financing activities	(502)	(427)
Effect of currency exchange rate changes on cash and cash equivalents	16	(17)
Increase (decrease) in cash and cash equivalents	(87)	71
Cash and cash equivalents, beginning of period	3,364	2,646
Cash and cash equivalents, end of period	$3,277	$2,717
Supplemental cash flows disclosures:
Income taxes paid, net of refunds	$207	$108
Interest paid	$50	$48

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2025 Results
Supplemental Financial Information
Supplemental financial information can be found on the Company's website at: investors.bakerhughes.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management's outlook and the results reported in today's earnings announcement. The call will begin at 9:30 a.m. Eastern time, 8:30 a.m. Central time on Wednesday, April 23, 2025, the content of which is not part of this earnings release. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company's website at: investors.bakerhughes.com. An archived version of the webcast will be available on the website for one month following the webcast.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a "forward-looking statement"). Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words "may," "will," "should," "potential," "intend," "expect," "would," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "project," "predict," "continue," "target," "goal" or other similar words or expressions. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company's annual report on Form 10-K for the annual period ended December 31, 2024 and those set forth from time to time in other filings with the Securities and Exchange Commission ("SEC"). The documents are available through the Company's website at: www.investors.bakerhughes.com or through the SEC's Electronic Data Gathering and Analysis Retrieval system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.
Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.
These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:
•Economic and political conditions - the impact of worldwide economic conditions and rising inflation; the impact of tariffs and the potential for significant increases thereto; the impact of global trade policy and the potential for significant changes thereto; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions and sanctions.
•Orders and RPO - our ability to execute on orders and RPO in accordance with agreed specifications, terms and conditions and convert those orders and RPO to revenue and cash.
•Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; liquefied natural gas supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries ("OPEC") policy and the adherence by OPEC nations to their OPEC production quotas.

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2025 Results
•Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or consuming regions, including Russia and Ukraine; and the recent conflict in the Middle East; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation, expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.
About Baker Hughes:
Baker Hughes (Nasdaq: BKR) is an energy technology company that provides solutions for energy and industrial customers worldwide. Built on a century of experience and conducting business in over 120 countries, our innovative technologies and services are taking energy forward - making it safer, cleaner and more efficient for people and the planet. Visit us at bakerhughes.com.

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For more information, please contact:

Investor Relations

Chase Mulvehill
+1 346-297-2561
investor.relations@bakerhughes.com

Media Relations

Adrienne Lynch
+1 713-906-8407
adrienne.lynch@bakerhughes.com